UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer Identification
incorporation)		Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
The information under item 5.03 is incorporated herein by reference.
Item 3.03 Material Modification to Rights of Security Holders
The information under item 5.03 is incorporated herein by reference.
Item 5.03 Amendment to Articles of Association.
Effective September 17, 2009, we amended our Articles of Association to authorize the issuance by us of 5.25 million registered shares (the “Shares”) in connection with a business acquisition. A copy of our amended Articles of Association is attached hereto as Exhibit 3.1. The amended Articles of Association reflect the increase of our share capital by a total of CHF 6,090,000, which is an amount equal to the number of Shares times the par value per Share of CHF 1.16. After the amendment our current share capital is CHF 879,798,098.92.
As a result of the issuance of the Shares, we were also required to amend our Articles of Association to reflect that the Board of Directors will now only be able to further increase our share capital without shareholder approval by a maximum amount of CHF 388,433,318.44 at any time before February 25, 2011.
On September 16, 2009, we entered into a registration rights agreement with the sellers of the business we acquired (the “Agreement”) to register with the Securities and Exchange Commission the Shares to facilitate the re-sale of the Shares. On September 17, 2009, we are filing a prospectus supplement covering the Shares under our registration statement on Form S-3 (Registration No. 333-150764, as amended on February 26, 2009) with the Securities and Exchange Commission. A copy of the Agreement is attached to this Form 8-K as Exhibit 4.1 and incorporated herein by reference. In connection with the registration of the Shares, we are filing a legal opinion as Exhibit 5.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Document

3.1	Articles of Association of Weatherford International Ltd. effective September 17, 2009.

4.1	Registration Rights Agreement dated September 16, 2009.

5.1	Opinion of Baker & McKenzie regarding the validity of the Shares.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WEATHERFORD INTERNATIONAL LTD.

By:	/s/ Joseph C. Henry
Name:	Joseph C. Henry
Title:	Vice President
September 17, 2009